Exhibit 21.1

LIST OF SUBSIDIARIES

Subsidiary	Jurisdiction of Organization
CDI Janus Holdings LLC	Delaware
Cal Dive HR Services LLC	Delaware
Cal Dive International Pte. Limited	Singapore
Cal Dive International (Australia) Pty Limited	Australia
CDI Proteus LLC	Delaware
CDI Umbra LLC	Delaware
CDI Prometheus Holdings, Inc.	Delaware
CDI Vessel Holdings LLC	Delaware
Cal Dive Marine Construction LLC	Delaware
Horizon Subsea Services, Inc.	Delaware
Cal Dive Barges, Inc.	Delaware
ECH Offshore S de RL de CV	Mexico
HOC Offshore S de RL de CV	Mexico
Tiburon Ingenieria y Construccion, S de RL de CV	Mexico
Mojarra Costa Afuera S de RL de CV	Mexico
Cal Dive Offshore Contractors, Inc.	Delaware
HorizEn LLC	Delaware
Bayou Marine Contractors, Inc.	Delaware
Affiliated Marine Contractors, Inc.	Delaware
Progressive Pipeline Contractors, Inc.	Delaware
Fleet Pipeline Services, Inc.	Delaware
Gulf Offshore Construction, Inc.	Delaware
Texas Offshore Contractors Corp.	Delaware
Horizon Offshore Pte. Ltd	Singapore
Horizon Marine Construction, Ltd.	Cayman
Horizon Offshore Nigeria, Ltd.	Nigeria
Horizon Offshore Contractors (Mauritius), Ltd.	Mauritius
Horizon C-Bay-Costa Afuera S de RL de CV	Mexico
Cal Dive Offshore International, Ltd.	Cayman
Cal Dive Offshore Services, Ltd.	Cayman
Marine Leasing (Labuan) Pte, Ltd.	Labuan
Cal Dive Offshore Contractors, Ltd.	Cayman
Cal Dive Vessels International, Ltd.	Cayman
Cal Dive Marine Construction (Mauritius) Ltd	Mauritius
Cal Dive Marine Contractors (Malaysia) Sdn. Bhd.	Malaysia
PT Cal Dive Offshore Indonesia	Indonesia